Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ed Moreland Media Relations Rockwell Automation 571.296.0391	Aijana Zellner Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Third Quarter 2024 Results; Updates Fiscal 2024 Guidance

•Reported and organic sales down (8.4%) year over year
•Total ARR up 17% year over year
•Diluted EPS of $2.02, down (41.4)%; includes a restructuring charge of $0.46
•Adjusted EPS of $2.71, down (10.0)% year over year
•Updates fiscal 2024 reported sales growth guidance target to ~ (8.5)%; organic sales growth target to ~ (10.0)%
•Updates fiscal 2024 diluted EPS guidance target to ~ $8.32; adjusted EPS guidance target to ~ $9.60

MILWAUKEE (August 7, 2024) — Rockwell Automation, Inc. (NYSE: ROK) today reported third quarter fiscal 2024 results.

"Rockwell delivered another quarter of good execution with sales, margin, and EPS all above our expectations. I’m particularly pleased with the progress we are making on driving productivity to support our long-term margin expansion targets. We are already seeing the benefit from these actions this fiscal year and expect to drive margin growth and productivity through FY25 and beyond. On the demand side, we did see additional project delays this quarter, with customers citing weaker consumer demand, high interest rates, and policy uncertainty around tax, tariffs, and stimulus incentives as the main drivers for deferring their investment plans. Therefore, while we saw progress on inventory de-stocking at our distributors and machine builders in Q3, our low-single-digit sequential growth in orders was lower than we expected," said Blake Moret, Chairman and CEO.

Fiscal Q3 2024 Financial Results
Fiscal 2024 third quarter sales were $2,051 million, down 8.4% from $2,239 million in the third quarter of fiscal 2023. Organic sales decreased 8.4%, currency translation decreased sales by 0.6%, and acquisitions increased sales by 0.6%.
Fiscal 2024 third quarter Net income attributable to Rockwell Automation was $232 million or $2.02 per share, compared to $400 million or $3.45 per share in the third quarter of fiscal 2023. The decreases in Net income attributable to Rockwell Automation and diluted EPS were primarily due to lower sales volume and lower pre-tax margin. Fiscal 2024 third quarter adjusted EPS was $2.71, down 10.0% compared to $3.01 in the third quarter of fiscal 2023 primarily due to lower sales volume and lower segment operating margin.
Pre-tax margin was 12.4% in the third quarter of fiscal 2024 compared to 21.1% in the same period last year. The decrease in pre-tax margin was primarily due to lower sales volume, prior year PTC investment gain, and restructuring charges, partially offset by lower incentive compensation.
Total segment operating earnings were $427 million in the third quarter of fiscal 2024, down 9.8% from $473 million in the same period of fiscal 2023. Total segment operating margin was 20.8% compared to 21.1% a year ago. The decrease in segment operating margin was primarily due to lower sales volume and unfavorable mix, partially offset by positive price/cost, lower incentive compensation, and the benefits from cost reduction actions.
Cash flow generated by operating activities in the third quarter of fiscal 2024 was $279 million, compared to $282 million in the third quarter of fiscal 2023. Free cash flow in the third quarter of fiscal 2024 was $238 million, compared to $240 million in the same period last year. Decreases in cash flow provided by operating activities and free cash flow were primarily due to lower pre-tax income partially offset by decreases in working capital.

Fiscal Year 2024 Outlook
The table below provides updated guidance for sales growth and earnings per share for fiscal 2024.

	Updated Guidance	Prior Guidance
Reported sales growth	~ (8.5)%	(6.0)% - (4.0)%
Organic sales growth (1)	~ (10.0)%	(8.0)% - (6.0)%
Inorganic sales growth	~ 1.5%	~ 1.5%
Currency translation	~ 0.0%	~ 0.5%
Diluted EPS	~ $8.32	$8.80- $9.80
Adjusted EPS (1)	~ $9.60	$10.00- $11.00
(1) Organic sales growth and Adjusted EPS are non-GAAP measures. See Other Supplemental Information for detail on these non-GAAP measures.

"We expect continued sequential order growth in the fourth quarter and into our next fiscal year, but at a more gradual pace than we originally expected. We are reducing our fiscal 2024 guidance to reflect this pace. Margins will continue to show the positive impact of productivity actions and pricing. We believe Rockwell is an outsized beneficiary of new capacity investments in our home market of North America, and while manufacturers are taking a pause in adding capacity, Rockwell and our customers continue to invest in resilience, agility, and sustainability. Rockwell’s technology portfolio, domain expertise, and ecosystem are uniquely positioned to help customers in these areas,” Moret continued.

Following is a discussion of third quarter results for our business segments.
Intelligent Devices
Intelligent Devices third quarter fiscal 2024 sales were $957 million, a decrease of 1.1% compared to $968 million in the same period last year. Organic sales decreased 1.2%, currency translation decreased sales by 0.6%, and acquisitions increased sales by 0.7%. Segment operating earnings were $194 million compared to $163 million in the same period last year. Segment operating margin increased to 20.2% from 16.8% a year ago. The increase from prior year was driven by positive price/cost, lower incentive compensation, and the benefits from cost reduction actions, partially offset by lower sales volume.

Software & Control
Software & Control third quarter fiscal 2024 sales were $512 million, a decrease of 31.8% compared to $751 million in the same period last year. Organic sales decreased 31.3% and currency translation decreased sales by 0.5%. Segment operating earnings were $121 million compared to $262 million in the same period last year. Segment operating margin decreased to 23.6% from 34.8% a year ago, driven by lower sales volume partially offset by positive price/cost, lower incentive compensation, and the benefits from cost reduction actions.

Lifecycle Services
Lifecycle Services third quarter fiscal 2024 sales were $581 million, an increase of 11.8% compared to $520 million in the same period last year. Organic sales increased 11.3%, acquisitions increased sales by 1.3% and currency translation decreased sales by 0.8%. Segment operating earnings were $112 million compared to $48.4 million in the same period last year. Segment operating margin was 19.3% compared to 9.3% a year ago driven by lower incentive compensation, higher sales volume, strong project execution, and ongoing savings from the prior year structural actions.

Supplemental Information
ARR - Total ARR grew 17% and Organic ARR grew 14% compared to the end of the third quarter of fiscal 2023.
Corporate and other - Fiscal 2024 third quarter Corporate and other expense was $28.6 million compared to $32.3 million in the third quarter of fiscal 2023.
Purchase accounting depreciation and amortization - Fiscal 2024 third quarter Purchase accounting depreciation and amortization expense was $35.6 million, up $8.4 million from the third quarter of fiscal 2023 primarily related to the acquisitions of Clearpath Robotics and Verve Industrial Protection.
Restructuring charges - Fiscal 2024 third quarter restructuring charges were $69.8 million, which relate to actions in conjunction with an enterprise-wide comprehensive program to optimize cost structure and expand margins. The charges are primarily related to severance benefits.
Tax - On a GAAP basis, the effective tax rate in the third quarter of fiscal 2024 was 9.4% compared to 15.5% in the third quarter of fiscal 2023. The adjusted effective tax rate for the third quarter of fiscal 2024 was 13.3% compared to 14.1% in the prior year. These decreases were primarily due to higher discrete benefits recognized in the current year.
Share repurchases - During the third quarter of fiscal 2024, the Company repurchased approximately 0.6 million shares of its common stock at a cost of $161.2 million. At June 30, 2024, approximately $0.5 billion remained available under our existing share repurchase authorization.
Return on Invested Capital (ROIC) - ROIC was 16.0% for the twelve months ended June 30, 2024, compared to 20.9% for the twelve months ended June 30, 2023. The decrease is primarily driven by a lower pre-tax net income.
Definitions
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, adjusted income, adjusted EPS, adjusted effective tax rate, free cash flow, free cash flow conversion, and ROIC are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Total ARR - Annual recurring revenue (ARR) is a key metric that enables measurement of progress in growing our recurring revenue business. It represents the annual contract value of all active recurring revenue contracts at any point in time. Recurring revenue is defined as a revenue stream that is contractual, typically for a period of 12 months or more, and has a high probability of renewal. The probability of renewal is based on historical renewal experience of the individual revenue streams, or management's best estimates if historical renewal experience is not available. Total ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Total ARR on a constant currency basis. Total ARR includes acquisitions even if there was no comparable ARR in the prior period. We believe that Total ARR provides useful information to investors because it reflects our recurring revenue performance period over period including the effect of acquisitions. Our measure of ARR may be different from measures used by other companies. Because ARR is based on annual contract value, it does not represent revenue recognized during a particular reporting period or revenue to be recognized in future reporting periods and is not intended to be a substitute for revenue, contract liabilities, or backlog.
Organic ARR - Organic ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency translation and acquisitions, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Organic ARR on a constant currency basis. When we acquire businesses, we exclude the effect of ARR in the current period for which there was no comparable ARR in the prior period. We believe that Organic ARR provides useful information to investors because it reflects our recurring revenue performance period over period without the effect of acquisitions and changes in currency exchange rates. Organic ARR growth is also used as a financial measure of performance for our annual incentive compensation.

Conference Call
A conference call to discuss the quarterly results will be held at 8:30 a.m. Eastern Time on August 7, 2024. The call will be an audio webcast and accessible on the Rockwell Automation website (www.rockwellautomation.com/en-us/investors.html). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by using the following numbers: (888) 330-2022 in the U.S. and Canada; (646) 960-0690 for other countries. Use the following passcode: 5499533. Please call in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through September 7, 2024.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend”, and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•macroeconomic factors, including inflation, global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), commodity prices, currency exchange rates, the cyclical nature of our customers’ capital spending, and sovereign debt concerns;
•the severity and duration of disruptions to our business due to pandemics, natural disasters (including those as a result of climate change), acts of war, strikes, terrorism, social unrest or other causes, liquidity and financial markets, demand for our hardware and software products, solutions, and services, our supply chain, our work force, our liquidity and the value of the assets we own;
•the availability and price of components and materials;
•the availability, effectiveness, and security of our information technology systems;
•our ability to attract, develop, and retain qualified employees;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions, and services;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•laws, regulations, and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, trade controls, cybersecurity, and climate change;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•the successful execution of our cost productivity initiatives;
•competitive hardware and software products, solutions, and services, pricing pressures, and our ability to provide high quality products, solutions, and services;
•the availability and cost of capital;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions, and services we sell;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 29,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise(R) to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
CONDENSED STATEMENT OF OPERATIONS INFORMATION
(in millions, except percentages)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Sales (a)	$2,050.6	$2,238.7	$6,228.7	$6,495.1
Cost of sales (1)	(1,255.8)	(1,323.3)	(3,805.9)	(3,833.6)
Gross profit (b)	794.8	915.4	2,422.8	2,661.5
Selling, general and administrative expenses (2) (c)	(500.6)	(501.4)	(1,515.7)	(1,472.1)
Change in fair value of investments (3)	(5.0)	85.7	0.9	289.3
Other income (expense)	6.8	6.5	30.5	(83.3)
Interest expense	(41.0)	(34.4)	(113.5)	(104.3)
Income before income taxes	255.0	471.8	825.0	1,291.1
Income tax provision	(23.9)	(73.1)	(115.9)	(218.8)
Net income	231.1	398.7	709.1	1,072.3
Net loss attributable to noncontrolling interests	(0.9)	(1.5)	(4.3)	(12.2)
Net income attributable to Rockwell Automation, Inc.	$232.0	$400.2	$713.4	$1,084.5

Gross profit as percent of sales (b/a)	38.8%	40.9%	38.9%	41.0%
SG&A as percent of sales (c/a)	24.4%	22.4%	24.3%	22.7%
(1) Cost of sales in the three and nine months ended June 30, 2024, includes $23.2 million of restructuring charges.
(2) Selling, general and administrative expenses in the three and nine months ended June 30, 2024, includes of $46.6 million of restructuring charges.
(3) Amount in the three and nine months ended June 30, 2023, primarily relates to the change in fair value of our previous investment in PTC.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Sales
Intelligent Devices (a)	$957.3	$968.1	$2,858.1	$2,927.5
Software & Control (b)	512.1	750.6	1,685.7	2,065.0
Lifecycle Services (c)	581.2	520.0	1,684.9	1,502.6
Total sales (d)	$2,050.6	$2,238.7	$6,228.7	$6,495.1
Segment operating earnings
Intelligent Devices (e)	$193.5	$163.1	$504.7	$579.4
Software & Control (f)	120.6	261.5	417.9	678.1
Lifecycle Services (g)	112.4	48.4	263.6	100.6
Total segment operating earnings (1) (h)	426.5	473.0	1,186.2	1,358.1
Purchase accounting depreciation and amortization	(35.6)	(27.2)	(108.3)	(79.8)
Corporate and other	(28.6)	(32.3)	(96.8)	(88.8)
Non-operating pension and postretirement benefit credit (cost)	4.9	5.5	14.7	(87.5)
Change in fair value of investments	(5.0)	85.7	0.9	289.3
Restructuring charges	(69.8)	—	(69.8)	—
Interest expense, net	(37.4)	(32.9)	(101.9)	(100.2)
Income before income taxes (i)	255.0	471.8	825.0	1,291.1
Income tax provision	(23.9)	(73.1)	(115.9)	(218.8)
Net income	231.1	398.7	709.1	1,072.3
Net loss attributable to noncontrolling interests	(0.9)	(1.5)	(4.3)	(12.2)
Net income attributable to Rockwell Automation, Inc.	$232.0	$400.2	$713.4	$1,084.5

Diluted EPS	$2.02	$3.45	$6.19	$9.34

Adjusted EPS (2)	$2.71	$3.01	$7.25	$8.48

Diluted weighted average outstanding shares	114.2	115.6	114.7	115.6

Pre-tax margin (i/d)	12.4%	21.1%	13.2%	19.9%

Intelligent Devices segment operating margin (e/a)	20.2%	16.8%	17.7%	19.8%
Software & Control segment operating margin (f/b)	23.6%	34.8%	24.8%	32.8%
Lifecycle Services segment operating margin (g/c)	19.3%	9.3%	15.6%	6.7%
Total segment operating margin (1) (h/d)	20.8%	21.1%	19.0%	20.9%
(1) Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, corporate and other, non-operating pension and postretirement benefit credit, change in fair value of investments, restructuring charges aligned with enterprise-wide strategic initiatives, interest expense, net, and income tax provision because we do not consider these items to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.
(2) Adjusted EPS is a non-GAAP earnings measure that excludes purchase accounting depreciation and amortization, non-operating pension and postretirement benefit credit (cost), change in fair value of investments, restructuring charges aligned with enterprise-wide strategic initiatives, and net loss attributable to noncontrolling interests, including their respective tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit credit (cost) and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	June 30, 2024	September 30, 2023
Assets
Cash and cash equivalents	$406.7	$1,071.8
Receivables	1,875.1	2,167.4
Inventories	1,356.4	1,404.9
Property, net	735.6	684.2
Operating lease right-of-use assets	406.0	349.4
Goodwill and intangibles	5,054.1	4,381.6
Other assets	1,354.7	1,244.7
Total	$11,188.6	$11,304.0
Liabilities and Shareowners’ Equity
Short-term debt	$1,124.5	$103.3
Accounts payable	844.2	1,150.2
Long-term debt	2,559.3	2,862.9
Operating lease liabilities	332.9	285.3
Other liabilities	2,824.3	3,158.9
Shareowners' equity attributable to Rockwell Automation, Inc.	3,325.7	3,561.6
Noncontrolling interests	177.7	181.8
Total	$11,188.6	$11,304.0

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Nine Months Ended June 30,
	2024	2023
Operating activities:
Net income	$709.1	$1,072.3
Depreciation and amortization	236.2	182.0
Change in fair value of investments (1)	(0.9)	(289.3)
Retirement benefits expense	13.5	118.5
Pension contributions	(18.7)	(18.5)
Receivables/inventories/payables	86.1	(799.7)
Contract liabilities	15.5	119.8
Compensation and benefits	(297.1)	74.9
Income taxes	(293.7)	(49.2)
Other operating activities	(18.5)	124.3
Cash provided by operating activities	431.5	535.1
Investing activities:
Capital expenditures	(159.8)	(97.3)
Acquisition of businesses, net of cash acquired	(749.2)	(168.0)
Purchases of investments	(10.0)	(5.2)
Proceeds from sale of investments	—	355.2
Other investing activities	(1.0)	3.9
Cash (used for) provided by investing activities	(920.0)	88.6
Financing activities:
Net issuance (repayment) of short-term debt	702.6	(74.1)
Issuance of short-term debt, net of issuance costs	18.8	—
Repayment of debt	—	(18.8)
Cash dividends	(429.3)	(406.9)
Purchases of treasury stock	(476.7)	(257.1)
Proceeds from the exercise of stock options	32.4	75.4
Other financing activities	(34.8)	(27.7)
Cash used for financing activities	(187.0)	(709.2)
Effect of exchange rate changes on cash	1.8	29.7
Decrease in cash, cash equivalents, and restricted cash (2)	$(673.7)	$(55.8)
(1) Amount in the nine months ended June 30, 2023, primarily relates to the change in fair value of our previous investment in PTC.
(2) Cash, cash equivalents, and restricted cash at June 30, 2023, and September 30, 2023, includes restricted cash of $8.6 million recorded in Other assets in the Condensed Balance Sheet.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and nine months ended June 30, 2024, compared to sales for the three and nine months ended June 30, 2023:

	Three Months Ended June 30,
	2024				2023
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$1,268.4	$12.0	$(2.4)	$1,258.8	$1,260.9
EMEA	355.3	0.9	(3.7)	358.1	494.4
Asia Pacific	260.9	0.4	(7.7)	268.2	343.5
Latin America	166.0	0.3	(0.6)	166.3	139.9
Total	$2,050.6	$13.6	$(14.4)	$2,051.4	$2,238.7

	Nine Months Ended June 30,
	2024				2023
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$3,809.1	$59.6	$(1.7)	$3,751.2	$3,750.4
EMEA	1,142.5	8.5	17.4	1,116.6	1,353.7
Asia Pacific	806.4	4.5	(18.3)	820.2	974.2
Latin America	470.7	0.3	16.3	454.1	416.8
Total	$6,228.7	$72.9	$13.7	$6,142.1	$6,495.1

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and nine months ended June 30, 2024, compared to sales for the three and nine months ended June 30, 2023:

	Three Months Ended June 30,
	2024				2023
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$957.3	$7.1	$(6.4)	$956.6	$968.1
Software & Control	512.1	—	(3.8)	515.9	750.6
Lifecycle Services	581.2	6.5	(4.2)	578.9	520.0
Total	$2,050.6	$13.6	$(14.4)	$2,051.4	$2,238.7

	Nine Months Ended June 30,
	2024				2023
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$2,858.1	$51.6	$8.2	$2,798.3	$2,927.5
Software & Control	1,685.7	—	4.9	1,680.8	2,065.0
Lifecycle Services	1,684.9	21.3	0.6	1,663.0	1,502.6
Total	$6,228.7	$72.9	$13.7	$6,142.1	$6,495.1
The following is a reconciliation of reported sales growth to organic sales growth for the three and nine months ended June 30, 2024, compared to sales for the three and nine months ended June 30, 2023:

	Three Months Ended June 30, 2024
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	0.6%	1.0%	(0.2)%	(0.2)%
EMEA	(28.1)%	0.2%	(0.7)%	(27.6)%
Asia Pacific	(24.0)%	0.1%	(2.2)%	(21.9)%
Latin America	18.7%	0.2%	(0.4)%	18.9%
Total	(8.4)%	0.6%	(0.6)%	(8.4)%

	Nine Months Ended June 30, 2024
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	1.6%	1.6%	—%	—%
EMEA	(15.6)%	0.6%	1.3%	(17.5)%
Asia Pacific	(17.2)%	0.5%	(1.9)%	(15.8)%
Latin America	12.9%	0.1%	3.9%	8.9%
Total	(4.1)%	1.1%	0.2%	(5.4)%
The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and nine months ended June 30, 2024, compared to sales for the three and nine months ended June 30, 2023:

	Three Months Ended June 30, 2024
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	(1.1)%	0.7%	(0.6)%	(1.2)%
Software & Control	(31.8)%	—%	(0.5)%	(31.3)%
Lifecycle Services	11.8%	1.3%	(0.8)%	11.3%
Total	(8.4)%	0.6%	(0.6)%	(8.4)%

	Nine Months Ended June 30, 2024
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	(2.4)%	1.8%	0.2%	(4.4)%
Software & Control	(18.4)%	—%	0.2%	(18.6)%
Lifecycle Services	12.1%	1.4%	—%	10.7%
Total	(4.1)%	1.1%	0.2%	(5.4)%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)
Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate
Adjusted income, adjusted EPS, and adjusted effective tax rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit (credit) cost, purchase accounting depreciation and amortization attributable to Rockwell Automation, change in fair value of investments, restructuring charges aligned with enterprise-wide strategic initiatives, and Net loss attributable to noncontrolling interests, including their respective tax effects. In 2024, we updated the definition of our non-GAAP earnings measures to exclude significant restructuring charges aligned with enterprise-wide strategic initiatives. In the three and nine months ended June 30, 2024, we recognized these restructuring charges in conjunction with an enterprise-wide comprehensive program to optimize cost structure and expand margins. We believe the change to our definition provides a more useful presentation of our operating performance to investors as these restructuring charges are significant and enterprise-wide severance actions and not reflective of our ongoing operations. We did not revise prior years because there were no similar restructuring actions with significant costs.
We believe that adjusted income, adjusted EPS, and adjusted effective tax rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of adjusted income, adjusted EPS, and adjusted effective tax rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate.
The following are the components of operating and non-operating pension and postretirement benefit cost (credit):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Service cost	$9.4	$9.6	$28.2	$31.0
Operating pension and postretirement benefit cost	9.4	9.6	28.2	31.0

Interest cost	37.2	35.9	111.8	115.7
Expected return on plan assets	(42.2)	(44.0)	(126.9)	(147.0)
Amortization of prior service cost	—	0.1	—	0.1
Amortization of net actuarial loss (gain)	0.1	0.3	0.4	(1.4)
Settlement charge	—	2.2	—	120.1
Non-operating pension and postretirement benefit (credit) cost	(4.9)	(5.5)	(14.7)	87.5

Net periodic pension and postretirement benefit cost	$4.5	$4.1	$13.5	$118.5
The components of net periodic pension and postretirement benefit cost other than the service cost component are included in Other income (expense) in the Condensed Statement of Operations.
The following are reconciliations of Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to adjusted income, adjusted EPS, and adjusted effective tax rate, respectively:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Net income attributable to Rockwell Automation	$232.0	$400.2	$713.4	$1,084.5
Non-operating pension and postretirement benefit (credit) cost	(4.9)	(5.5)	(14.7)	87.5
Tax effect of non-operating pension and postretirement benefit (credit) cost	1.0	1.2	3.0	(21.6)
Purchase accounting depreciation and amortization attributable to Rockwell Automation	32.8	24.1	99.9	70.7
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(5.6)	(5.9)	(17.1)	(17.3)
Change in fair value of investments (1)	5.0	(85.7)	(0.9)	(289.3)
Tax effect of change in fair value of investments (1)	(1.2)	20.7	(0.5)	70.0
Restructuring charges (2)	69.8	—	69.8	—
Tax effect of restructuring charges (2)	(17.6)	—	(17.6)	—
Adjusted income	$311.3	$349.1	$835.3	$984.5

Diluted EPS	$2.02	$3.45	$6.19	$9.34
Non-operating pension and postretirement benefit (credit) cost	(0.04)	(0.05)	(0.13)	0.76
Tax effect of non-operating pension and postretirement benefit (credit) cost	0.01	0.01	0.02	(0.19)
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.28	0.21	0.87	0.61
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.05)	(0.05)	(0.15)	(0.15)
Change in fair value of investments (1)	0.04	(0.74)	(0.01)	(2.50)
Tax effect of change in fair value of investments (1)	(0.01)	0.18	—	0.61
Restructuring charges (2)	0.61	—	0.61	—
Tax effect of restructuring charges (2)	(0.15)	—	(0.15)	—
Adjusted EPS	$2.71	$3.01	$7.25	$8.48

Effective tax rate	9.4%	15.5%	14.0%	16.9%
Tax effect of non-operating pension and postretirement benefit (credit) cost	(0.2)%	(0.1)%	(0.1)%	0.5%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	0.4%	0.6%	0.2%	0.5%
Tax effect of change in fair value of investments (1)	0.3%	(1.9)%	0.1%	(1.7)%
Tax effect of restructuring charges (2)	3.4%	—%	0.9%	—%
Adjusted effective tax rate	13.3%	14.1%	15.1%	16.2%
(1) Amount in the three and nine months ended June 30, 2023, primarily relates to the change in fair value of our previous investment in PTC.
(2) Restructuring charges include $64.7 million for severance benefits and $5.1 million for strategic advisory services related to the enterprise-wide severance actions.

Fiscal 2024 Guidance

Diluted EPS (1)	~ $8.32
Non-operating pension and postretirement benefit credit	(0.17)
Tax effect of non-operating pension and postretirement benefit credit	0.04
Purchase accounting depreciation and amortization attributable to Rockwell Automation	1.16
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.20)
Change in fair value of investments (2)	(0.01)
Tax effect of change in fair value of investments (2)	—
Restructuring charges	0.61
Tax effect of restructuring charges	(0.15)
Adjusted EPS (1)	~ $9.60

Effective tax rate	~ 15.4%
Tax effect of non-operating pension and postretirement benefit credit	~ (0.1)%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	~ 0.1%
Tax effect of change in fair value of investments (2)	~ —%
Tax effect of restructuring charges	~ 0.6%
Adjusted effective tax rate	~ 16.0%
(1) Fiscal 2024 guidance based on adjusted income attributable to Rockwell, which includes an adjustment for SLB's non-controlling interest in Sensia.
(2) The actual year-to-date adjustments are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity, and limited visibility of these items.

Note: Guidance as of August 7, 2024

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends, and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Sep. 30, 2022	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Sep. 30, 2023	Dec. 30, 2023	Mar. 31, 2024	Jun. 30, 2024
Cash provided by operating activities	$399.4	$66.3	$187.1	$281.7	$839.5	$32.6	$119.8	$279.1
Capital expenditures	(40.8)	(24.2)	(31.5)	(41.6)	(63.2)	(67.9)	(51.2)	(40.7)
Free cash flow	$358.6	$42.1	$155.6	$240.1	$776.3	$(35.3)	$68.6	$238.4

Free cash flow conversion (free cash flow as a percentage of adjusted income) is a non-GAAP financial measure, which reflects our ability to generate cash from the operations of our business while considering the capital investments required to maintain operations and execute our strategy as a ratio of our operating performance. We believe free cash flow conversion provides useful information to investors about our ability to convert operating performance into cash generation. Our measure of free cash flow conversion may be different from measures used by other companies.
The table below provides free cash flow conversion for the three months ended June 30, 2024 and 2023:

	Quarter Ended
	Jun. 30, 2024	Jun. 30, 2023
Free cash flow (a)	$238.4	$240.1
Adjusted income (b)	311.3	349.1
Free cash flow conversion (a/b)	77%	69%
Return On Invested Capital
Our press release contains information regarding ROIC, which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net income, before Interest expense, Income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of Short-term debt, Long-term debt, Shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus Cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	June 30,
	2024	2023
(a) Return
Net income	$914.8	$1,408.3
Interest expense	144.6	137.1
Income tax provision	227.6	288.6
Purchase accounting depreciation and amortization	292.9	105.6
Return	$1,579.9	$1,939.6
(b) Average invested capital
Short-term debt	$740.6	$947.2
Long-term debt	2,747.3	2,986.7
Shareowners’ equity	3,675.6	3,189.6
Accumulated amortization of goodwill and intangibles	1,293.8	1,049.9
Cash and cash equivalents	(566.4)	(466.6)
Short-term and long-term investments	(0.5)	(6.5)
Average invested capital	$7,890.4	$7,700.3
(c) Effective tax rate
Income tax provision	227.6	288.6
Income before income taxes	$1,142.4	$1,696.9
Effective tax rate	19.9%	17.0%
(a) / (b) * (1-c) Return On Invested Capital	16.0%	20.9%